Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sono-Tek Corporation on Form S-8 (File No. 333-216504) and Form S-3 (File No. 333-267067) of our report dated May 23, 2024, with respect to our audits of the consolidated financial statements of Sono-Tek Corporation as of February 29, 2024 and February 28, 2023 and for the years ended February 29, 2024 and February 28, 2023, which report is included in this Annual Report on Form 10-K of Sono-Tek Corporation for the year ended February 29, 2024.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

May 23, 2024